Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE
EXHIBIT 99.1

FOR RELEASE AT 5:30 AM PDT
APRIL 29, 2011

CHEVRON REPORTS FIRST QUARTER NET INCOME OF $6.2 BILLION,
UP FROM $4.6 BILLION IN FIRST QUARTER 2010
•	Upstream earnings of $6.0 billion increase $1.3 billion on higher prices for crude oil

•	Downstream earnings of $622 million increase over $400 million on improved margins
     SAN RAMON, Calif., April 29, 2011 — Chevron Corporation (NYSE: CVX) today reported earnings of $6.2 billion ($3.09 per share — diluted) for the first quarter 2011, compared with $4.6 billion ($2.27 per share — diluted) in the 2010 first quarter.
     Sales and other operating revenues in the first quarter 2011 were $58 billion, up from $47 billion in the year-ago period, mainly due to higher prices for crude oil and refined products.
Earnings Summary

	Three Months
	Ended March 31
Millions of dollars	2011	2010

Earnings by Business Segment
Upstream	$5,977	$4,724
Downstream	622	196
All Other	(388)	(368)

Total (1) (2)	$6,211	$4,552

(1) Includes foreign currency effects	$(164)	$(198)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
     “Our first quarter financial performance was strong,” said Chairman and CEO John Watson. “Current quarter earnings from upstream operations benefited from higher prices for crude oil, while downstream operations benefited from improved margins on refined petroleum products. We continue to operate safely, advance our major capital projects and restructure our downstream portfolio.”
     Watson continued, “We are aggressively investing in affordable supplies of new energy to meet the needs of a growing economy. Our combined capital outlays and investments during the quarter amounted to over $8 billion.” The company completed the acquisition of Atlas Energy, Inc., which provides a premier position in the Marcellus Shale in southwestern Pennsylvania, and strengthens the company’s global position in developing unconventional gas resources. The company continues to
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advance its major capital projects, including deepwater projects in the Gulf of Mexico and multiple LNG projects in Angola and Australia. The Gorgon Project in Australia continues on pace, and the company finalized agreements to bring another major participant into the Australian Wheatstone Project as both a natural gas supplier and equity participant.
     Watson continued, “We recently received our first deepwater exploratory drilling permit in the Gulf of Mexico following the moratorium, and have resumed work on our Moccasin well that was suspended in June of last year. The resumption of deepwater drilling activity in the Gulf of Mexico is vital to improving our nation’s energy security and supporting the economic recovery. We are working with the government to improve the efficiency and transparency of the permitting process.”
     “In the downstream business, we made further progress on streamlining our asset portfolio,” Watson added. The company announced an agreement to sell its 220,000-barrels-per-day Pembroke Refinery and other downstream assets in the United Kingdom and Ireland for $730 million, plus additional proceeds estimated at $1 billion for the company’s inventory and other working capital. The transaction is expected to close in the second-half 2011. The company also announced an agreement to sell its fuels, finished lubricants and aviation fuels businesses in Spain, and completed the sale of its fuels-marketing and aviation businesses in nine eastern Caribbean countries as well as its fuels-marketing businesses in two African countries.
     Also in the first quarter, the company announced the final investment decision on a $1.4 billion project to construct a lubricants base oil manufacturing facility at the Pascagoula, Mississippi, refinery. The facility is designed to manufacture 25,000 barrels per day of premium base oil. Project completion is expected by year-end 2013.
     The company purchased $750 million of its common stock in the first quarter 2011.
UPSTREAM
     Worldwide net oil-equivalent production was 2.76 million barrels per day in the first quarter 2011, down from 2.78 million barrels per day in the 2010 first quarter. Production increases in Brazil, Nigeria, Thailand and Canada were more than offset by normal field declines, a one percent negative volume effect of higher prices on cost-recovery volumes and other contractual provisions as well as decreases due to weather- and maintenance-related downtime.
     U.S. Upstream

	Three Months
	Ended March 31
Millions of Dollars	2011	2010

Earnings	$1,449	$1,156

     U.S. upstream earnings of $1.45 billion in the first quarter 2011 were up $293 million from a year earlier. The benefit of higher crude oil realizations was partly offset by decreased net oil-equivalent production and lower natural gas realizations.
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     The company’s average sales price per barrel of crude oil and natural gas liquids was approximately $89 in the 2011 quarter, compared with $71 a year ago. The average sales price of natural gas was $4.04 per thousand cubic feet, down from $5.29 in last year’s first quarter.
     Net oil-equivalent production of 694,000 barrels per day in the first quarter 2011 was down 40,000 barrels per day, or about 5 percent, from a year earlier. The decrease in production was associated with normal field declines and weather- and maintenance-related downtime. Partially offsetting this decrease was new production at both Perdido in the Gulf of Mexico and from the acquisition of Atlas Energy, Inc. The net liquids component of oil-equivalent production decreased approximately 5 percent in the 2011 first quarter to 482,000 barrels per day, while net natural gas production declined about 8 percent to 1.27 billion cubic feet per day.
     International Upstream

	Three Months
	Ended March 31
Millions of Dollars	2011	2010

Earnings*	$4,528	$3,568

* Includes foreign currency effects	$(116)	$(102)
     International upstream earnings of $4.53 billion increased $960 million from the first quarter 2010. Higher prices and sales volumes for crude oil increased earnings between quarters. This benefit was partly offset by higher operating expenses, including fuel, and tax items. Depreciation expenses were also higher between periods. Foreign currency effects decreased earnings by $116 million in the 2011 quarter, compared with a decrease of $102 million a year earlier.
     The average sales price for crude oil and natural gas liquids in the 2011 quarter was $95 per barrel, compared with $70 a year earlier. The average price of natural gas was $5.03 per thousand cubic feet, up from $4.61 in last year’s first quarter.
     Net oil-equivalent production of 2.07 million barrels per day in the first quarter 2011 was up approximately 17,000 barrels per day from a year ago. The increase included 73,000 barrels per day associated with higher production in Brazil, Nigeria, Thailand and Canada. Partially offsetting this increase were a negative effect of higher prices on cost-recovery volumes and other contractual provisions as well as decreases due to weather- and maintenance-related downtime and normal field declines. The net liquids component of oil-equivalent production remained flat at 1.43 million barrels per day, while net natural gas production was up about 3 percent to 3.83 billion cubic feet per day.

DOWNSTREAM
     U.S. Downstream

	Three Months
	Ended March 31
Millions of Dollars	2011	2010

Earnings	$442	$82

     U.S. downstream operations earned $442 million in the first quarter 2011, compared with $82 million a year earlier. Earnings mainly benefited from improved margins on refined product sales and higher earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC. Also contributing to improved earnings was the absence of charges for employee reductions recorded in the first quarter 2010.
     Refinery crude-input of 879,000 barrels per day in the first quarter 2011 decreased 10,000 barrels per day from the year-ago period.
     Refined product sales of 1.28 million barrels per day were down 69,000 barrels per day from the first quarter of 2010, mainly due to lower gasoline and jet fuel sales. Branded gasoline sales decreased 13 percent to 503,000 barrels per day, primarily due to previously completed exits from selected eastern U.S. retail markets.
     International Downstream

	Three Months
	Ended March 31
Millions of Dollars	2011	2010

Earnings*	$180	$114

*Includes foreign currency effects	$(38)	$(98)
     International downstream operations earned $180 million in the first quarter 2011, compared with $114 million a year earlier. Earnings benefited from the absence of charges for employee reductions recorded in last year’s first quarter and from improved refined product margins in the current period. These benefits were largely offset by unfavorable mark-to-market effects on derivative instruments. Foreign currency effects decreased earnings by $38 million in the 2011 quarter, compared with a reduction of $98 million a year earlier.
     Refinery crude-input of 1.03 million barrels per day increased 40,000 barrels per day from the first quarter of 2010. Total refined product sales of 1.78 million barrels per day in the 2011 first quarter were 3 percent higher than a year earlier, mainly due to increased sales of fuel oil and gasoline.
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ALL OTHER

	Three Months
	Ended March 31
Millions of Dollars	2011	2010

Net Charges*	$(388)	$(368)

*Includes foreign currency effects	$(10)	$2
     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.
     Net charges in the first quarter 2011 were $388 million, compared with $368 million in the year-ago period. Foreign currency effects increased net charges by $10 million in the 2011 quarter, compared with a $2 million reduction in net charges last year.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first quarter 2011 were $5.0 billion, compared with $4.4 billion in the first quarter 2010. The amounts included approximately $200 million in 2011 and $300 million in 2010 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream projects represented 92 percent of the companywide total in the first quarter 2011. These amounts exclude the acquisition of Atlas Energy, Inc.
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NOTICE
     Chevron’s discussion of first quarter 2011 earnings with security analysts will take place on Friday, April 29, 2011, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
     Chevron will post selected second quarter 2011 interim performance data for the company and industry on its Web site on Monday, July 11, 2011, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict.
Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 through 34 of the company’s 2010 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

Attachment 1
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months
(unaudited)	Ended March 31
	2011	2010
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$58,412	$46,741
Income from equity affiliates	1,687	1,235
Other income	242	203

Total Revenues and Other Income	60,341	48,179

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	35,201	27,144
Operating, selling, general and administrative expenses	6,163	5,631
Exploration expenses	168	180
Depreciation, depletion and amortization	3,126	3,082
Taxes other than on income *	4,561	4,472
Interest and debt expense	—	20

Total Costs and Other Deductions	49,219	40,529

Income Before Income Tax Expense	11,122	7,650
Income tax expense	4,883	3,070

Net Income	$6,239	$4,580
Less: Net income attributable to noncontrolling interests	28	28

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$6,211	$4,552

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$3.11	$2.28
- Diluted	$3.09	$2.27
Dividends	$0.72	$0.68

Weighted Average Number of Shares Outstanding (000’s)
- Basic	1,994,735	1,994,983
- Diluted	2,008,584	2,004,217

* Includes excise, value-added and similar taxes.	$2,134	$2,072

Attachment 2
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
(unaudited)

	Three Months
EARNINGS BY MAJOR OPERATING AREA	Ended March 31
	2011	2010
Upstream
United States	$1,449	$1,156
International	4,528	3,568

Total Upstream	5,977	4,724

Downstream
United States	442	82
International	180	114

Total Downstream	622	196

All Other (1)	(388)	(368)

Total (2)	$6,211	$4,552

SELECTED BALANCE SHEET ACCOUNT DATA	Mar. 31, 2011	Dec. 31, 2010
Cash and Cash Equivalents	$13,149	$14,060
Time Deposits	$3,580	$2,855
Marketable Securities	$145	$155
Total Assets	$194,736	$184,769
Total Debt	$11,575	$11,476
Total Chevron Corporation Stockholders’ Equity	$110,100	$105,081

	Three Months
	Ended March 31
	2011	2010
CAPITAL AND EXPLORATORY EXPENDITURES (3)
United States
Upstream	$983	$853
Downstream	231	272
Other	36	34

Total United States	1,250	1,159

International
Upstream	3,674	3,029
Downstream	121	194
Other	1	—

Total International	3,796	3,223

Worldwide	$5,046	$4,382

(1)   Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)

(3) Includes interest in affiliates:

United States	$65	$83
International	169	215

Total	$234	$298

Attachment 3
CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months
	Ended March 31
	2011	2010

OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	482	505
International	1,428	1,428

Worldwide	1,910	1,933

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,270	1,378
International	3,826	3,723

Worldwide	5,096	5,101

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	694	734
International	2,066	2,049

Worldwide	2,760	2,783

SALES OF NATURAL GAS (MMCF/D):
United States	5,725	6,006
International	4,438	4,117

Worldwide	10,163	10,123

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	158	160
International	91	102

Worldwide	249	262

SALES OF REFINED PRODUCTS (MB/D):
United States	1,280	1,349
International (5)	1,784	1,725

Worldwide	3,064	3,074

REFINERY INPUT (MB/D):
United States	879	889
International	1,032	992

Worldwide	1,911	1,881

(1) Includes interest in affiliates.
(2) Includes: Canada — Synthetic Oil	35	23
Venezuela Affiliate — Synthetic Oil	31	30
(3) Includes natural gas consumed in operations (MMCF/D):

United States	65	67
International	500	490

(4)   Net oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	576	543